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EXHIBIT 5.1


                       Heller Ehrman White & McAuliffe LLP
                                   LETTERHEAD


                                  May 19, 2004


Board of Directors
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, CA  92673

Gentlemen:

         In connection with the registration of 1,500,000 shares of common stock, (the "Common Stock"), of ICU Medical, Inc., a Delaware corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 19, 2004, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 2003 Stock Option Plan (the "2003 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that such shares of Common Stock to be offered pursuant to the 2003 Plan, when certificates for such shares have been issued and delivered against payment therefor as contemplated by the 2003 Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                         Very truly yours,

                                         /s/ Heller Ehrman White & McAuliffe LLP

                                             Heller Ehrman White & McAuliffe LLP